EXHIBIT 11.1
                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                             (Dollars in thousands)

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                                                  Three Months Ended                      Nine Months Ended
                                                     September 30,                           September 30,
                                            ------------------------------          --------------------------------
                                               2002                2001                2002                  2001
                                            ------------------------------          --------------------------------
Net Income (Loss)                           $   61,270          $  (43,765)         $  175,738            $   63,656
                                            ==========          ==========          ==========            ==========

Weighted average common and effect
  of dilutive shares used in the
  computation of net income per share:
     Average shares outstanding
      - basic                               50,976,628          46,227,873          50,138,874            46,143,288
     Effect of dilutive shares:
        Options outstanding                    646,902             848,729             827,649               887,628
        Options exercised                        2,189              12,007               6,181                25,085
        Options cancelled                          453               8,490                 923                 7,582
                                            ----------          ----------          ----------            ----------
     Average share outstanding
      - diluted                             51,626,172          47,097,099          50,973,627            47,063,583

Weighted average common equivalent
  shares when anti-dilutive                 50,976,628          46,227,873          50,138,874            46,143,288

Net Income (Loss) per common share:
     Basic                                  $     1.20          $    (0.95)         $     3.51            $     1.38
     Diluted                                $     1.19          $    (0.95)         $     3.45            $     1.35
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